Exhibit 99.1

                   e.spire REPORTS SOLID THIRD QUARTER RESULTS
                 Revenue & Recurring EBITDA Continue to Improve

ANNAPOLIS JUNCTION, MD, OCTOBER 28, 1999 -- e.spire Communications, Inc. (Nasdaq: ESPI), the communications company for the networked economy, today announced revenue of $67.5 million for the quarter ended September 30, 1999, a 49% increase over the year-ago quarter and a 7% sequential improvement. Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, non-cash compensation expense and a charge primarily related to phasing out of a line of business) for the quarter was ($11.8) million, an 11% sequential improvement over the prior quarter. A charge of $8.0 million was taken during the quarter and is primarily related to the Company's previously announced elimination of its local resale business. Including this charge, EBITDA for the quarter was ($19.8) million.

The quarter's revenue gains were driven by continued fundamental improvement in the Company's core Telecommunications Services business which increased by 34% over the year-ago level. Network Technologies, e.spire's wholly-owned, fiber-optic construction subsidiary posted record results with a revenue contribution of $22 million, up 92% from the year-ago period.

Despite the impact of elimination of over 8,300 resale lines, cumulative access lines in-service rose 11.7% to 131,965. With 92% of its total lines on-switch at the end of the third quarter, e.spire surpassed its original target of 90% on-switch more than a full quarter ahead of schedule. Gross access line installations for the quarter exceeded 26,000, up from 23,000 in the prior quarter. "These results speak well of our sales efforts, but more importantly, they clearly demonstrate the improved capabilities of our back office systems," Pompliano said.

During the third quarter, e.spire turned up Lucent 5ESS-2000 voice switches in New York City, Philadelphia and Las Vegas. Additionally, the Company lit a 194-mile long-haul connection from New York to Washington, DC/Northern Virginia using Nortel Networks' Dense Wavelength Division Multiplexing (DWDM) technology. e.spire also completed its Washington, DC/Northern Virginia local fiber-optic network, and began introducing its comprehensive suite of fully integrated data, Internet and voice services for businesses across a number of its markets.

"By extending our presence to these lucrative northeast markets, we now have a significant opportunity to leverage our local networks with our national data backbone. This platform enables e.spire to deliver local, long distance, Internet access, and most importantly, high speed data solutions, all at lower unit costs," said Anthony J.Pompliano, e.spire Chairman and CEO.

On the financing front, e.spire completed a $200 million Senior Secured Credit Facility during the third quarter, announced on August 11, 1999. The facilities consist of a $35 million revolver, a $55 million multiple draw term loan each with a 6.5 year maturity, and a $110 million term loan with a 7 year maturity. Due to the charge related primarily to phasing out of a line of the local resale business, e.spire has requested waivers from its bank group regarding certain covenants in the Facility for which it was not in compliance at the end of the quarter. e.spire believes it will be able to obtain such waivers based upon preliminary discussions with the bank group. There can be no assurance, however, that e.spire will be successful in obtaining such waivers or avoiding the adverse consequences that would result from such failure.

e.spire operates local fiber-optic networks in 38 metropolitan markets, including: Albuquerque, NM; Amarillo, TX; Atlanta, GA; Austin, TX; Baltimore, MD; Baton Rouge, LA; Birmingham, AL; Charleston, SC; Chattanooga, TN; Colorado Springs, CO; Columbia, SC; Columbus, GA; Corpus Christi, TX; Dallas, TX; El Paso, TX; Fort Worth, TX; Fort Lauderdale/Miami, FL; Greenville, SC; Irving, TX; Jackson, MS; Jacksonville, FL; Kansas City, MO; Las Vegas, NV; Lexington, KY; Little Rock, AR; Louisville, KY; Mobile, AL; Montgomery, AL; New Orleans, LA; New York, NY; Philadelphia, PA; San Antonio, TX; Shreveport, LA; Spartanburg, SC; Tampa, FL; Tucson, AZ; Tulsa, OK; and Washington, DC/Northern Virginia.

e.spire Communications, Inc. is a leading integrated communications provider, offering traditional local and long distance, Internet access and Web hosting services, and advanced data solutions such as native ATM and frame relay. In addition, e.spire's subsidiary, ACSI NT, provides third parties, including other communications concerns, municipalities and corporations, with turnkey fiber optic design, construction and project management expertise. For more information on e.spire, contact http://www.espire.net.


                                                       # # #

Certain statements regarding the development of the Company's businesses, the markets for the Company's services and products, the Company's anticipated capital expenditures, anticipated EBITDA and other statements are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) which can be identified as any statement that does not relate strictly to historical or current facts. Forward-looking statements use such words as plans, expects, will, will likely result, are expected to, will continue, is anticipated, estimate, project, believes, anticipates, intends and expects, may, should, continue, seek, could and other similar expressions. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The important factors that could cause actual results to differ materially from those in the forward-looking statements herein (the "Cautionary Statements") include, without limitation, the Company's degree of financial leverage, risks associated with debt service requirements and interest rate fluctuations, risks associated with acquisitions and the integration thereof, the impact of restriction under the Company's financial instruments, dependence on availability of transmission facilities, regulation risks including the impact of the Telecommunications Act of 1996, contingent liabilities, the impact of competitive services and pricing, the ability of the Company to successfully implement its strategies, as well as the other risks referenced from time to time in the Company's filings with the SEC, including the Company's Form 10-K for the year ended December 31, 1998. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. The Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.



e.spire Communications, Inc.
Financial Highlights (unaudited)
(in thousands, except share data and statistical data)


                                                                           Nine Months Ended
                                                       -----------------------------------------------------------
Statement of Operations                                    9/30/99         9/30/98        9/30/99         9/30/98
----------------------------------------------------   -------------   ------------   -------------   ------------
Revenues:
      Telecommunications services                         $  45,461      $  34,002      $  130,249      $  89,120
      Network technologies services
                                                             22,031         11,458          58,636         19,561
                                                       -------------   ------------   -------------   ------------
Total revenues
                                                             67,492         45,460         188,885        108,681

Cost of goods sold:
      Telecommunications services                            31,170         25,517          87,788         67,644
      Network technologies services                          10,582          3,680          30,463          5,150
                                                       -------------   ------------   -------------   ------------
Total cost of goods sold                                     41,752         29,197         118,251         72,794

Gross margin:
      Telecommunications services                            14,291          8,485          42,461         21,476
      Network technologies services                          11,449          7,778          28,173         14,411
                                                       -------------   ------------   -------------   ------------
Total gross margin                                           25,740         16,263          70,634         35,887

Operating expenses:
      Selling, general and administrative                    45,494         28,685         119,546         70,139
      Noncash compensation expense                            2,384          1,562           7,577          4,989
      Depreciation and amortization                          25,362         11,551          69,039         28,934
                                                       -------------   ------------   -------------   ------------
Total operating expenses                                     73,240         41,798         196,162        104,062

Loss from operations                                       (47,500)       (25,535)       (125,528)       (68,175)

Interest income/(expense), net                             (22,519)       (13,241)        (61,056)       (35,141)
                                                       -------------   ------------   -------------   ------------

Net loss                                                   (70,019)       (38,776)       (186,584)      (103,316)

Preferred stock dividends and accretion                      10,305          9,022          30,002         26,122
                                                       -------------   ------------   -------------   ------------

Net loss applicable to common stockholders                $ (80,324)     $ (47,798)     $ (216,586)     $(129,438)
                                                       =============   ============   =============   ============

Basic and diluted net loss per common share                $  (1.60)     $   (1.00)      $   (4.37)     $   (2.97)
                                                       =============   ============   =============   ============

Weighted average number of common shares                 50,267,001     47,732,934      49,550,227     43,574,670
outstanding

EBITDA (a)                                                $ (19,825)     $ (12,422)       $(48,533)     $ (34,252)

(a) EBITDA consists of net loss before net interest expense, depreciation, amortization and a non-cash compensation expense.

e.spire Communications, Inc.
Financial Highlights (unaudited)
(in thousands)


                                                          September 30,          September 30,
Condensed Balance Sheets                                      1999                   1998
---------------------------------------------------   ---------------------   --------------------
Current assets                                               $     217,118         $      519,937
Net property, plant and equipment                                  672,268                408,358
Other                                                               57,729                 67,402
                                                      ---------------------   --------------------
  Total assets                                               $     947,115         $      995,697
                                                      =====================   ====================

Current liabilities                                         $      105,931        $        72,223
Long-term liabilities                                              880,998                734,731
                                                      ---------------------   --------------------
  Total liabilities
                                                                   986,929                806,954
Redeemable preferred stock
                                                                   270,969                231,281
Stockholders' deficit
                                                                 (310,783)               (42,538)
                                                      ---------------------   --------------------
  Total liabilities, redeemable preferred stock
     and stockholders' deficit                               $    947,115         $      995,697
                                                      =====================   ====================



Selected Statistical Data
---------------------------------------------------
Fiber Networks                                                          38                     35
Fiber Networks Under Construction                                        1                      3
Access Lines Installed                                             131,965                115,874
Total Buildings Connected                                            4,145                  2,774
Route Miles                                                          3,797                  1,651
Fiber Miles                                                        179,870                153,992
VGE's                                                            1,774,396              1,065,706
Co-locations                                                           110                     76

Voice Switches Installed                                                28                     18
Data POPs                                                              388                    223

Full-Time Employees                                                  1,471                  1,036
